Articles of Amendment
Pursuant to Article 4.04
Texas Business Corporation Act

Article I - Name

The name of the corporation is:

THE JON ASHTON CORPORATION

The filing number issued to the corporation by the secretary of state is: 161812700

Article 2 - Amended Name

The amendment changes the articles of incorporation to change the article that names the corporation. The article in the Articles of Incorporation is amended to read as follows:

INTELLIHOME, INC.

A letter of consent, if applicable, is attached.

Article 3 - Statement of Approval

The amendments to the articles of incorporation have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation.

Effectiveness of Filing

☒ A. This document becomes effective when the document is filed by the secretary of state.

or

☐	B.	This document becomes effective at a later date, which is not more than (90) days from the date of its signing. The delayed effective date is:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

/s/ Mark Trimble, President

Signature of Authorized Officer